SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 No.    )

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INNKEEPERS USA TRUST

(Name of Registrant as Specified In Its Charter)

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INNKEEPERS USA TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 5, 2004

Dear Shareholder:

It is our pleasure to invite you to the 2004 annual meeting of the shareholders (the “Annual Meeting”) of Innkeepers USA Trust (the “Company”). The Annual Meeting will be held at the Colony Hotel, 155 Hammon Avenue, Palm Beach, Florida 33480, on Wednesday, May 5, 2004 at 9:00 a.m.. local time.

At the Annual Meeting, you will be asked to:

1.	Elect three Class I trustees to serve on the Board of Trustees until the annual meeting of shareholders in 2007 or until their successors have been duly elected and qualified; and

2.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

If you were a shareholder of record as of the close of business on March 1, 2004 you are entitled to vote at the Annual Meeting.

There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting. Please read it carefully, and vote. Your vote is important to us!

BY ORDER OF THE BOARD OF TRUSTEES:

MARK A. MURPHY
General Counsel and Secretary

Palm Beach, Florida

March 29, 2004

YOUR VOTE IS IMPORTANT!

We want your shares represented at the Annual Meeting regardless of the number of shares you may hold. By following the instructions on the enclosed proxy card your shares will be voted even if you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote, you may of course do so.

(i)

INNKEEPERS USA TRUST

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are provided in connection with the solicitation of proxies by the Board of Trustees of Innkeepers USA Trust (the “Company”), for use at the 2004 annual meeting of shareholders (“Annual Meeting”). The Annual Meeting will be held at the Colony Hotel, 155 Hammon Avenue, Palm Beach, Florida 33480, on Wednesday, May 5, 2004 at 9:00 a.m. local time. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are first being mailed on or about March 29, 2004 to shareholders of record at the close of business on March 1, 2004. The Company maintains a website at www.innkeepersusa.com. The mailing address of our principal executive office is 306 Royal Poinciana Way, Palm Beach, FL 33480.

The Company

The Company is a Maryland real estate investment trust which invests in hotel properties and has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986. The Company, through Innkeepers USA Limited Partnership (with its subsidiary partnerships, the “Partnership”), owns 67 hotels (the “Hotels”) with an aggregate of 8,311 rooms in 22 states. To qualify as a REIT, the Company cannot operate hotels. Therefore, the Company must lease the hotels to (a) an independent operator or (b) its own taxable subsidiaries (“TRSs”) which in turn must engage an independent operator.

Voting Matters

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters discussed in this proxy statement. In addition, the Company’s management will report on its performance during 2003 and respond to questions from shareholders.

Who is requesting your vote?

The Board of Trustees of the Company is requesting your vote on the matters presented in this proxy statement. The Company encourages all of its trustees to attend the Annual Meeting, but does not have a formal policy on attendance. In 2003, all trustees attended the Annual Meeting and we expect all of the trustees to attend the 2004 Annual Meeting.

Who is entitled to vote?

All shareholders of record of the Company’s common shares of beneficial interest (“Common Shares”) at the close of business on March 1, 2004 are entitled to vote.

On March 1, 2004, there were 37,571,936 Common Shares and 5,800,000 Series C cumulative preferred shares of beneficial interest (“Series C Preferred Shares”) issued and outstanding. All common shareholders are entitled to one vote for each Common Share held by them for all matters submitted for a vote at the Annual Meeting. Holders of our Series C Preferred Shares are not entitled to vote at the Annual Meeting. Cumulative voting for the election of trustees is not permitted.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through someone else, such as a stockbroker or a mutual fund, you may also get material from them asking how you want to vote. We encourage you to respond to all of these requests.

Will a list of shareholders be made available?

A shareholders list will be available at the Annual Meeting and, for ten days prior to the meeting, at our executive office at 306 Royal Poinciana Way, Palm Beach, Florida 33480.

What constitutes a quorum?

A quorum of shareholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of the shares entitled to vote are present in person or represented by proxy, including proxies on which abstentions (or withholding authority to vote) are indicated. Since there were 37,571,936 Common Shares outstanding at the close of business on March 1, 2004, the presence of holders of 18,785,969 Common Shares will constitute a quorum.

What is a proxy?

A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. When you return the enclosed proxy card, you are giving us your permission to vote your Common Shares at the Annual Meeting as you designate on the proxy card. The people who will vote your Common Shares at the Annual Meeting are Jeffrey H. Fisher and Mark A. Murphy.

How can you vote?

You can vote by either:

•	Signing and returning the enclosed proxy card, or

•	Casting your vote in person at the Annual Meeting.

The individuals identified on the proxy card will vote your shares as you designate when you cast your vote by signing and mailing the proxy card. If you submit a duly executed proxy card but do not specify how you wish to vote your shares, the proxy holder will vote your shares in favor of the election of trustees and at their discretion for any other matters properly submitted to a vote at the Annual Meeting.

If you vote by proxy, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by (1) delivering a written notice to our corporate Secretary at or before the Annual Meeting, (2) executing and delivering a later-dated proxy at or before the Annual Meeting or (3) attending the Annual Meeting and voting in person.

Can you vote over the Internet?

If your shares are held in the name of a broker, bank or other nominee (i.e., in “street name”), you will receive instructions on voting your shares from that nominee. A number of brokers and banks participate in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. Telephone and Internet voting procedures are designed to authenticate your identity, to allow you to vote and to confirm that your vote was properly recorded. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting. If you vote by Internet, you may incur costs, such as usage charges from your Internet access provider or telephone company (e.g., online fees). Please do not return the enclosed proxy card if you are voting by telephone or over the Internet. If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you must (1) contact the broker or bank in whose name your shares are held to obtain a broker’s proxy card before the Annual Meeting, and (2) bring it to the Annual Meeting in order to vote.

Can you get Innkeepers’ annual meeting materials delivered to you electronically next year?

As noted above, if your shares are held in the name of a broker, bank or nominee, you may be able to vote your shares for the Annual Meeting via the Internet. The instructions that you receive from your broker or bank will explain how to vote via the Internet. If you vote your shares via the Internet, you can consent to electronic delivery of our future proxy statements, proxy cards and annual reports by responding affirmatively to the request for your consent when the Internet voting instructions prompt you to do so.

If you hold shares in your own name, or if your bank or broker does not provide for Internet voting, and you wish to consent to electronic delivery of our future proxy materials, please contact our Investor Relations department in writing at 306 Royal Poinciana Way, Palm Beach, FL 33480, by telephone at (561) 835-1800, or through the internet at www.innkeepersusa.com.

If you consent to electronic delivery of our future annual meeting materials, and we elect to deliver future proxy materials or annual reports electronically, you will receive a notice (by electronic or regular mail) explaining how to access the materials. You may not receive paper copies of some or all of these materials through the mail. Your consent will be effective until you revoke it. By consenting to electronic delivery you are stating to us that you currently have access to the Internet and expect to have access in the future. If you vote by Internet, you may incur costs, such as usage charges from your Internet access provider or telephone company (e.g., online fees). Because you may find electronic delivery and voting fast and convenient, and because it could save us a significant portion of the costs associated with printing and mailing these materials, we encourage you to consent to electronic delivery.

What vote is necessary to elect trustees?

The proxy card requests your vote for the trustees who have been nominated for election this year. You may cast or withhold your vote for the trustee nominees. The affirmative vote of a plurality of the votes cast at the meeting is required to elect a trustee. In voting the election of trustees, you may vote in favor of any nominee or withhold authority to vote for any nominee. You may not vote for persons other than Messrs. Churchey, DeBoer and Zemans in the election of trustees. Shares not voted will not affect the election of the trustees except to the extent that failure to vote for a nominee results in another nominee receiving a larger proportion of votes. You may not abstain as to the election of trustees. As to any other matter, abstaining will not be counted “for” or “against” proposals, but will be counted for purposes of determining whether a quorum exists.

Although we do not know of any other business to be considered at the annual meeting other than the election of trustees, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Jeffrey H. Fisher and Mark A. Murphy, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Declaration of Trust or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of our Common Shares present and voting on such proposal.

If your shares are held in the name of a broker, bank or other nominee (i.e., in “street name”), the nominee is required to provide proxy material to you and to seek and follow your instructions with respect to voting. If the nominee does not receive specific instructions from you, it may vote the shares in its discretion on all but certain non-routine matters. In the case of a non-routine matter for which it has received no voting instructions, it may not vote on the proposal. This results in what is known as a “broker non-vote.” “Broker non-votes” will not be counted as votes cast for a proposal, but will be counted for the purpose of determining the existence of a quorum. The election of trustees is a routine matter and therefore will not result in any broker non-votes.

How do we solicit proxies?

In addition to this mailing, we may solicit proxies personally, electronically or by telephone. We pay the cost of preparing, assembling and mailing the proxy card, this proxy statement, and other enclosed materials, and all clerical and other expenses of solicitation. We also reimburse brokers and other nominees for their expense in connection with sending these materials and processing your voting instructions. We do not expect to retain a solicitor of proxies for the Annual Meeting.

Attending in Person

Shareholders as of March 1, 2004 and invited guests may attend the meeting.

What are the Board’s recommendations?

The Board of Trustees recommends a vote FOR the election of the nominees for trustee. Unless you give other instructions on your proxy card, the people named as proxy holders on the proxy card will vote FOR the election of the nominated trustees.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Trustees or, if no recommendation is given, in their own discretion.

PROPOSAL - ELECTION OF TRUSTEES

Introduction

The Company’s Declaration of Trust divides the Board of Trustees into three classes as nearly equal in number as possible. At each annual meeting of shareholders, the term of one class expires. Currently, the Board has eight members, with three members serving as Class I trustees with terms expiring in 2004, two members serving as Class II trustees with terms expiring in 2005 and three members serving as Class III trustees with terms expiring in 2006.

Independence of the Board or Trustees

The Company’s Declaration of Trust requires that a majority of the Company’s trustees must not be officers or employees of the Company, any lessee of the Company’s property, or any of their affiliates. In addition, the New York Stock Exchange (the “NYSE”), the primary trading market for the Company’s shares, requires that a majority of the trustees qualify as independent under the NYSE rules. The Board of Trustees has reviewed the Declaration of Trust requirements and the NYSE rules regarding independence. The Board has also reviewed, in light of these requirements, each trustee’s and nominee’s qualifications and relationships with the Company, its officers and other affiliates, through a review of questionnaires submitted by the trustees in connection with the 2004 Annual Meeting and previously and in discussions among Board members. Based on this review, the Board has concluded, based on its business judgment, that Messrs. Berger, Churchey, Crocker, DeBoer, Goldsmith and Zemans, representing a majority of the Board members, are independent.

Nominees for Class I Trustee

The term of the current Class I trustees, Jack P. DeBoer, Joel F. Zemans and Randall L. Churchey, expires at the Annual Meeting. Mr. DeBoer was elected to his current term at the 2001 Annual Meeting, Mr. Zemans was appointed to the Board in November 2001 and was elected at the 2002 Annual Meeting and Mr. Churchey was appointed to the Board in February 2004, which expanded the size of the Board from seven to eight members. The Nominating and Governance Committee recommended for nomination, and the Board has nominated, Messrs. DeBoer, Zemans and Churchey to serve as Class I trustees for three-year terms expiring at the Company’s annual meeting in 2007 or until their successors are elected and qualified.

Unless a shareholder specifies otherwise, or does not return the enclosed proxy, each shareholder’s Common Shares represented by the enclosed proxy will be voted FOR the election of the Class I nominees to serve as trustees until the 2007 annual meeting or until their successors are elected and qualify. The nominees have indicated their willingness to serve if elected. While not anticipated, if any nominee shall become unavailable or unwilling to serve the Company as a trustee for any reason, the persons named as proxies on the proxy card may vote for any substitute nominee proposed by the Board of Trustees.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE

FOR THE NOMINEES FOR CLASS I TRUSTEE

The following table sets forth information as of March 1, 2004 with respect to the nominees and each other trustee whose term of office will continue after the Annual Meeting.

NOMINEES FOR CLASS I TRUSTEES

(TERMS EXPIRING 2007)

RANDALL L. CHURCHEY, age 43, served as President and Chief Operating Officer of RFS Hotel Investors, Inc., a NYSE-listed hotel real estate investment trust, from November 1999 until its acquisition in July 2003. Mr. Churchey served as a director of RFS from July 2000 through July 2003. From 1997 to 1999, he served as Senior Vice President and Chief Financial Officer of FelCor Lodging Trust, Inc., a NYSE-listed hotel real estate investment trust. For approximately 15 years prior to joining FelCor, Mr. Churchey held various positions with Coopers & Lybrand, L.L.P., most recently serving as the Chairman of the Hospitality and Real Estate Practice of that firm for the Southwestern United States. Mr. Churchey holds a B.S. degree in accounting from the University of Alabama and is a Certified Public Accountant. Mr. Churchey was appointed to the Board in February 2004.

Committees: Audit

JACK P. DEBOER, age 73, is Chairman of Consolidated Holdings, Inc., a private investment company focusing on real estate development. Mr. DeBoer served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. from its inception in 1995 until it was acquired in December 2003. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Previously, Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott International, Inc. in 1987. Mr. DeBoer has served on the Company’s Board since November 1996.

Committees: Nominating and Corporate Governance

JOEL F. ZEMANS, age 62, has been active in the ownership and operation of real estate and banks since 1969. From 1971 through 1976, he served as Executive Vice President (and through 1984 as a Director) of Chicago Properties Corporation, a real estate development company specializing in the rehabilitation of multi-unit residential properties in Chicago. Between 1976 and 1991, Mr. Zemans served as President and Chief Executive Officer of de novo MidTown Bancorp, Inc. and its subsidiary, MidTown Bank and Trust Company of Chicago, and as Chairman and Chief Executive Officer of two wholly-owned subsidiaries, MidTown Development Corporation and Equitable Finance Corporation. He currently serves as the managing general partner of a private investment fund and as a consultant to businesses and individuals for real estate financing, investing and strategic planning. Mr. Zemans also serves on the Boards of Directors of Mid America Bank and Bright Electric Supply, and he provides pro-bono consulting to a number of not-for-profit organizations. Mr. Zemans holds both a B.A. and an M.B.A. from the University of Chicago. Mr. Zemans has served on the Board since November 2001.

Committees: Audit, Compensation

INCUMBENT CLASS II TRUSTEES

(TERMS EXPIRING 2005)

MILES BERGER, age 73, has been engaged in real estate, banking and financial services since 1950. In 1998, Mr. Berger became Chairman and Chief Executive Officer of Berger Management Services LLC, a real estate and financial consulting and advisory services company. From 1969 to 1998, he served as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm. Mr. Berger served for more than thirty years, until 2001, as Chairman of the Board of MidTown Bank and Trust Company of Chicago, served as Vice Chairman of Columbia National Bank Corp. from 1965-1995 and is Chairman of the Board of Berger Financial Services, a full service real estate advisory and financial services company. Mr. Berger also serves on the Board of Directors of Medallion Bank and serves as Trustee for Universal Health Trust and is on the boards of numerous philanthropic organizations. Mr. Berger has served on the Company’s Board since September 1994.

Committees: Audit, Compensation

C. GERALD GOLDSMITH, age 76, has been an independent investor and financial advisor since 1976. He is currently a director of American Banknote Inc. and Plymouth Rubber Co., and he is Chairman of Property Corp. International, a private real estate investment company. He has served as a director of several banks and NYSE-listed companies and various philanthropic organizations. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Goldsmith has served on the Company’s Board since September 1994.

Committees: Compensation, Nominating and Corporate Governance

INCUMBENT CLASS III TRUSTEES

(TERMS EXPIRING 2006)

JEFFREY H. FISHER, age 48, is Chairman of the Board, Chief Executive Officer and President of the Company, positions he has held since the Company’s formation in 1994. Between 1986 and 1994, he served as President and Chief Executive Officer of JF Hotel Management, Inc. Mr. Fisher holds a B.S. degree in Business Administration from Syracuse University, a J.D. degree from Nova University, and an L.L.M in Taxation from the University of Miami. Mr. Fisher has served on the Company’s Board since September 1994.

THOMAS J. CROCKER, age 50, is Chief Executive Officer of Koger Equity, Inc., a publicly-held real estate investment trust, which owns or has interests in 130 office buildings, containing 10.2 million square feet, primarily located in 19 suburban office projects and two urban centers in 11 metropolitan areas in the southeastern United States and Texas. Prior to joining Koger Equity, Inc. on March 1, 2000, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., a privately-held real estate investment trust, which owns and operates approximately 6.2 million square feet in 133 office buildings located in six states in the Southeast, plus more than 125 acres of developable land. Previously, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., which was an office-based publicly-held real estate investment trust in the southeast U.S., from that company’s inception until June 30, 1996 when it merged with Highwoods Properties. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately-held firm responsible for development, leasing and property management services to approximately 1.7 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker has served on the Company’s Board since February 1997.

Committee: Nominating and Corporate Governance

ROLF E. RUHFUS, age 59, is Chairman and Chief Executive Officer of LodgeWorks Corporation, a hotel development and management company, which owns the Sierra Suites hotel brand. Mr. Ruhfus also serves as Chairman and Chief Executive Officer of Wichita Consulting Company, L.P., an investment and consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, a hotel development and management company and former owner of the Summerfield Suites hotel brand, since its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 through July 1987 (Residence Inn was acquired by Marriott International, Inc. in July 1987). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe’s largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus was a German Air Force Lieutenant, and received a bachelor’s degree from Western Michigan University in 1968. His graduate degrees include a M.B.A. from the Wharton School in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the board of Wyndham and several European companies. Mr. Ruhfus has served on the Company’s Board since July 1997.

CORPORATE GOVERNANCE

Meetings of the Board of Trustees and Standing Committees

Trustee Meetings. The business of the Company is conducted under the general management of its Board of Trustees as required by the Company’s Bylaws and the laws of Maryland, the Company’s state of organization. The Board does not manage the daily operations of the business. The Board has delegated that responsibility to the Company’s management, with whom Board members consult periodically. The Board of Trustees holds regular quarterly meetings and special meetings as necessary. The Board of Trustees held eight meetings during 2003. All incumbent trustees attended more than 75% of the aggregate number of meetings of the Board of Trustees, except for Mr. Crocker, who attended five of the meetings (including all four regularly scheduled meetings).

The NYSE recently adopted a rule that non-management trustees meet in regularly scheduled executive sessions without management. The Company’s non-management trustees intend to meet without management present after each regularly scheduled Board meeting, and at other times when warranted. In February 2004, the Board appointed Miles Berger as lead trustee. As lead trustee, Mr. Berger will consult with management in advance on Board meeting agendas and preside at non-management trustee executive sessions. Interested parties may communicate their concerns regarding the Company directly with the Board, the non-management trustees, or one or more trustees, including the lead trustee, by writing to: Trustee Communication, Innkeepers USA Trust, 306 Royal Poinciana Way, Palm Beach, FL 33480, Attn: General Counsel. The Company does not screen mail addressed to “Trustee Communication” and such mail will be forwarded appropriately to the Board or the individual trustees.

Audit Committee. The Board of Trustees has established an Audit Committee, which currently consists of Messrs. Churchey (Chair), Berger and Zemans. Mr. Churchey replaced Mr. Crocker on the Audit Committee, and assumed from Mr. Berger the Chairmanship of the Audit Committee, in February 2004. Each member of the Audit Committee is, in the business judgment of the Board, independent and meets the qualifications and requirements of the NYSE and the Securities and Exchange Commission (“SEC”). Mr. Churchey, the Audit Committee’s Chairman (as of February 2004) is, in the business judgment of the Board, an “audit committee financial expert” within the meaning of SEC rules and has financial expertise within the meaning of the NYSE listing standards. The Audit Committee is responsible for appointing the independent auditors; approves the scope of audits and other services to be performed by the independent and internal auditors; reviews and approves in advance all non-audit services and related fees and assesses whether the performance of non-audit service could impair the independence of the outside auditors; reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls; meets with the independent auditors, management representatives and internal auditors; reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC; and reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC. The Audit Committee met five times in 2003. In addition, management met with the Audit Committee Chair informally on several occasions, to review earnings press releases and other matters.

Compensation Committee. The Board of Trustees has established a Compensation Committee, which currently consists of Messrs. Berger, Goldsmith (Chair) and Zemans. Each member of the Compensation Committee is, in the business judgment of the Board, independent and meets the qualifications and requirements of the NYSE. The Compensation Committee determines compensation for the Company’s executive officers and administers the Company’s 1994 Share Incentive Plan. The Compensation Committee met three times in 2003.

Nominating and Governance Committee. Prior to February 2004, the Board of Trustees did not have a separate nominating committee, with the full Board performing the functions that would be performed by a nominating committee. In February 2004, the Board formed the Nominating and Governance Committee

(“Governance Committee”), and appointed to the committee Mr. DeBoer, who serves as Chair, Mr. Crocker and Mr. Goldsmith. Each member of the Governance Committee is, in the business judgment of the Board, independent and meets the qualifications and requirements of the NYSE. The general purposes of the Governance Committee are to identify potential new Board members, make recommendations with respect to qualifications of trustee candidates and oversee the governance of the Company, including periodically reviewing and recommending changes to the Company’s Governance Guidelines and Code of Business Conduct.

The Governance Committee will consider qualified nominees for trustee recommended by shareholders. Recommendations must be submitted in writing to the Company’s General Counsel and Secretary and must include the name and address of the candidate, a brief biographical description of the candidate, a statement of the candidate’s qualifications and the candidate’s signed consent to be named in the proxy and to serve if elected. See “Shareholder Proposals and Trustee Nominations” on page 24 of this proxy statement for additional information.

Committee Charters. The Board has adopted an amended and restated charter for the Audit Committee, which is attached as Appendix A to this proxy statement, and has adopted charters for the Compensation Committee and the Governance Committee. All of the Board committee charters are posted on the Company’s website at www.innkeepersusa.com.

Compensation of Trustees

Each non-employee trustee is paid a cash fee of $24,000 per year, plus $1,250 for each Board meeting attended and $500 for each committee meeting attended ($1,000 for the Chair of the committee meeting). If a trustee attends more than one meeting on a day, an attendance fee is paid for each meeting. Each trustee also receives reimbursement of out-of-pocket expenses incurred in connection with meetings of the Board or committees. Each non-employee trustee received restricted Common Shares upon joining the Board.

Under the Company’s Trustee Share Incentive Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the initial public offering in 1994 (i.e., Messrs. Berger and Goldsmith) has received 12,500 restricted Common Shares, all of which have vested and are no longer subject to restrictions. Non-employee trustees joining the Board after the initial public offering receive Common Shares with a fair market value of $75,000, 20% of which vest on the date of grant and 20% of which vest on each of the first four anniversaries of the date of grant, if the trustee is a member of the Board on the applicable vesting date. Messrs. DeBoer, Churchey, Ruhfus, and Zemans each received restricted share grants under these provisions when they joined the Board. All of these grants have fully vested, except for those awarded to Mr. Churchey, who joined the Board in February 2004, and Mr. Zemans, who joined the Board in November 2001. Each trustee is entitled to receive dividends paid on, and to vote, all such shares, whether vested or unvested.

Under the Trustee’s Incentive Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the initial public offering in 1994 (i.e., Messrs. Berger and Goldsmith) was also granted options to purchase 5,000 Common Shares. Options were granted to the other non-employee trustees on the date that they became trustees, as follows: Mr. DeBoer received an option for 3,000 Common Shares on his appointment to the Board in November 1996, Mr. Crocker received an option for 2,000 Common Shares on his appointment to the Board in February 1997, Mr. Ruhfus received an option for 2,000 Common Shares on his appointment to the Board in June 1997, and Mr. Zemans received an option for 2,000 Common Shares on his appointment to the Board in November 2001. All of the options described above have vested and are fully exercisable. Mr. Churchey will receive an exercisable option to acquire 2,000 Common Shares upon his election to the Board at the Annual Meeting. Each non-employee trustee also receives an exercisable option to acquire 2,000 Common Shares each year.

The price per Common Share paid on the exercise of an option is the fair market value of a Common Share on the date the option is granted. The exercise price may be paid in cash, a cash equivalent acceptable to the Compensation Committee, Common Shares, or a combination thereof. Vested options can be exercised whether or not the holder is a trustee on the date of exercise. No options for Common Shares may be granted and no Common Shares will be awarded under the Trustee Share Incentive Plan after the date of the annual shareholders meeting in 2007. The share authorization, the terms of outstanding options and the number of shares for which options will thereafter be awarded shall be subject to adjustment in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event. All options and share awards will become fully exercisable and vested on a change of control (as defined in the Trustee Share Incentive Plan), and in the event a trustee ceases to serve on the Board on account of death or disability.

During 2003, the Company did not make any contributions to charitable entities for which a trustee serves as an executive officer.

Compensation Committee Interlocks and Insider Participation

Each Compensation Committee member is, in the business judgment of the Board, independent within the meaning of applicable NYSE rules, and no Compensation Committee interlocks exist or existed in 2003.

OWNERSHIP OF THE COMPANY’S COMMON SHARES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth share ownership information, as of February 1, 2004, regarding (a) each trustee, (b) each executive officer and (c) all trustees and executive officers as a group. The table does not include information for Mr. Churchey, who joined the Board of Trustees in February 2004. To the Company’s knowledge, other than as set forth in the table below, there are no persons beneficially owning more than five percent (5%) of the Company’s Common Shares. Unless otherwise indicated, the shares are owned directly and the indicated person has sole voting and investment power.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)		PERCENT OF CLASS (1)
Jeffrey H. Fisher	2,460,645	(2)	6.3%

David Bulger	84,688	(3)	*

Gregory M. Fay	70,885	(4)	*

Mark A. Murphy	89,875	(4)	*

Miles Berger	28,500		*

Thomas J. Crocker	19,660		*

Jack P. DeBoer	1,681,256	(5)	4.3%

C. Gerald Goldsmith	28,500		*

Rolf E. Ruhfus	1,008,238	(6)	2.6%

Joel F. Zemans	17,402	(7)	*

Stichting Pensioenfonds ABP Oude Lindestraat 70 Postbus 2889 6401 DL Heerlen The Netherlands	3,704,400	(8)	9.86%

Systematic Financial Management, L.P. Glenpointe East, 7th Floor 300 Frank W. Burr Blvd. Teaneck, NJ 07666	2,081,935	(9)	5.5%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	3,192,700	(10)	8.5%

All trustees and executive officers as a group (10 persons)	5,489,655	(2)-(7)	13.1%

*	Represents less than 1% of the outstanding Common Shares.

(1)	For each named person, assumes that (a) all units of limited partnership interest in the Partnership (“Units”) held by the named person are redeemed for Common Shares, (b) the named person exercised all options to acquire Common Shares held by him which are currently exercisable or which become exercisable on or before February 29, 2004 (without regard to whether the options were or are in-the-money) and (c) shares deferred under the Executive Deferred Compensation Plan are beneficially owned for purposes of this table. The total number of Common Shares used in calculating the percent of class owned by each named person assumes that none of (x) the Units held by other persons are redeemed and (y) the options held by other persons are exercised. Outstanding Units may be tendered for redemption by the limited partners on a one-for-one basis for Common Shares, or at the election of the Company an equivalent amount of cash (“Redemption Rights”). Restricted shares typically are subject to a vesting schedule, and unvested restricted shares are generally subject to forfeiture if the owner ceases employment with, or to serve as a trustee of, the Company. Restricted shares, whether vested or unvested, are included in the totals for each named officer and trustee.
(2)	Includes (A) 70,000 unvested restricted Common Shares and (B) 413,595 Common Shares issuable upon exercise of Redemption Rights.
(3)	Includes 20,000 unvested restricted Common Shares. Includes 32,000 Common Shares deferred under the Company’s Executive Deferred Compensation Plan by each of Messrs. Fay and Murphy. Messrs Fay and Murphy are not entitled to vote such shares, but the Company will pay an amount equal to the dividends that would otherwise be payable on such shares, which Messrs. Fay and Murphy can elect to defer or receive as it is paid.
(4)	Includes 20,358 unvested restricted Common Shares.
(5)	Includes an aggregate of 1,660,874 Common Shares issuable upon the exercise of Redemption Rights; of those included shares, Mr. DeBoer disclaims beneficial ownership of 690,152 Common Shares issuable upon redemption of Units owned by his wife and adult children.
(6)	Includes 911,791 Common Shares issuable upon the exercise of Redemption Rights. Mr. Ruhfus disclaims beneficial ownership of 259,382 Common Shares issuable upon the exercise of Redemption Rights. These Common Shares relate to interests held by persons who are not affiliates of Mr. Ruhfus in partnerships that Mr. Ruhfus controls.
(7)	Includes 4,162 unvested restricted Common Shares. Does not include 1,000 Series C Preferred Shares owned by Mr. Zemans.
(8)	Based on information contained in a Schedule 13-D/A dated January 9, 2003, and filed with the SEC by Stichting Pensioenfonds ABP.
(9)	Based on information contained in a Schedule 13-G dated February 13, 2004, and filed with the SEC by Systematic Financial Management, L.P.
(10)	Based on information contained in a Schedule 13-G dated February 13, 2004, and filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”), these securities are owned by various individuals and institutional investors (including T. Rowe Price Small-Cap Value Fund, Inc., which owns 2,000,000 shares, representing 5.3% of the shares outstanding) for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Beneficial Ownership Reporting Compliance

Under federal securities laws, the Company’s trustees and executive officers, and any persons beneficially owning more than ten percent (10%) of a registered class of the Company’s equity securities, are required to report their ownership of Common Shares and any changes in that ownership to the SEC. These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 2003 fiscal year. Based on information available to the Company, the Company believes that all required filings for executive officers and trustees in 2003 were timely made.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation paid or accrued by the Company from January 1, 2001 through December 31, 2003.

Name and Principal Position	Year	Annual Compensation				Long Term Compensation
		Salary (1)		Bonus		Restricted Share Awards (2)		Securities Underlying Option/SAR

Jeffrey H. Fisher (3) Chairman, Chief Executive Officer and President	2003 2002 2001	$ $ $	329,030 313,300 319,300	$ $	150,000 150,000 —	$735,000 — —	(4)	— — —

David Bulger Executive Vice President, Chief Financial Officer and Treasurer	2003 2002 2001	$ $ $	206,700 196,690 200,440	$ $	50,000 50,000 —	$210,000 — —	(4)	— — —

Gregory M. Fay Chief Accounting and Administrative Officer	2003 2002 2001	$ $ $	206,700 196,690 200,440	$ $	50,000 50,000 —	$210,000 — —	(4)	— — —

Mark A. Murphy General Counsel and Secretary	2003 2002 2001	$ $ $	206,700 196,690 200,440	$ $	50,000 50,000 —	$210,000 — —	(4)	— — —

(1)	Includes holiday payments of $6,000 to Mr. Fisher and $3,750 to Messrs. Bulger, Fay and Murphy in 2001. Holiday payments were made to substantially all Company employees, and the amounts indicated were calculated on substantially the same basis as the payments made to other eligible employees.
(2)	At January 1, 2004, an aggregate of 130,716 unvested restricted Common Shares, with an aggregate value of $1,094,093 (based on the closing market price of the Common Shares of $8.37 on December 31, 2003), were held as follows: Mr. Fisher - 70,000 shares; Mr. Bulger - 20,000 shares; Mr. Fay - 20,358 shares; and Mr. Murphy – 20,358 shares. Dividends are paid on unvested restricted Common Shares as and when dividends are paid on Common Shares generally, and holders of unvested restricted Common Shares receive the dividends.
(3)	Mr. Fisher also received a salary and bonus from affiliates of Innkeepers Hospitality, Inc., affiliates of which leased and operated most of the Company’s hotels.
(4)	In June 2003, Mr. Fisher received a grant of 105,000 restricted shares and Messrs. Bulger, Fay and Murphy each received grants of 30,000 restricted shares. The restricted shares vest three years from the date of grant subject to earlier vesting if certain performance targets are achieved. Of the restricted shares granted to Mr. Fisher, 35,000 shares vested in January 2004 and of the restricted shares granted to Messrs. Bulger, Fay and Murphy, 10,000 shares each vested in January 2004.

Equity Compensation Plans

The Company’s share incentive plan for employees and officers (the “1994 Plan”) reserves 3,700,000 Common Shares for issuance (a) upon the exercise of incentive share options and non-qualified options or (b) as restricted shares and performance shares. The Company may grant up to 1,200,000 restricted shares and performance shares under the 1994 Plan. The 1994 Plan has been approved by the Company’s shareholders. As of December 31, 2003, options to acquire 1,283,750 Common Shares had been awarded under the 1994 Plan, and 921,638 restricted Common Shares had been awarded under the 1994 Plan.

The Company’s non-employee trustees share incentive plan (“Trustees Plan”) provides for the grant of up to 200,000 incentive share options and restricted shares to trustees. The Trustees Plan has been approved by the Company’s shareholders. As of December 31, 2003, options to acquire 86,000 Common Shares have been awarded under the Trustees Plan, and 66,616 restricted Common Shares have been awarded under the Trustees Plan.

The following table provides additional information about the Company’s equity compensation plans described above, as of December 31, 2003.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of Securities remaining available for future issuance under equity compen- sation plans (excluding securities reflected in first column)(1)
Equity Compensation Plans Approved by Shareholders	1,281,500	$11.54	1,494,612

Equity Compensation Plans Not Approved by Shareholders	—	—	—

(1)	Under the 1994 Plan, the Company may grant up to 1,200,000 restricted Common Shares and performance shares. At December 31, 2003, 278,362 shares remained available for issuance in the form of restricted or performance shares under the 1994 Plan. Under the Trustees Plan, 47,384 shares remained available for issuance in the form of restricted shares.

2003 Option Grants

No options or separate share appreciation rights were granted during the 2003 fiscal year to the named executives of the Company.

Aggregated Option Exercises in 2003 and Year-End Option Values

The following table sets forth information regarding the exercise of options during the Company’s 2003 fiscal year by its executive officers (there were none) and regarding unexercised options at December 31, 2003.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2003 Exercisable/ Unexercisable	Value of Unexercised In-the- Money Options at December 31, 2003 Exercisable/ Unexercisable(1)
Jeffrey H. Fisher	—	—	1,200,500/48,000	—
David Bulger	—	—	20,000/—	—
Gregory M. Fay	—	—	—	—
Mark A. Murphy	—	—	—	—

(1)	In-the-money options are those for which the 2003 year-end market price of the underlying Common Shares exceeded the exercise price of the option. The value of the in-the-money options is the difference between the market price (determined on the basis of the closing price as reported by the NYSE on the last trading day of 2003) of the Common Shares ($8.37 per share) and the exercise price of the option multiplied by the number of shares underlying the option. As of December 31, 2003, no options were in-the-money.

Employment Arrangements

The Company has entered into an employment agreement with Mr. Fisher. The employment agreement provides for an annual base salary to Mr. Fisher of $350,000 for 2004. The employment agreement also provides for an annual cash performance bonus, subject to a $250,000 maximum, if the Company meets certain financial goals set by the Compensation Committee at the beginning of the year. In addition, the Compensation Committee may award Mr. Fisher an annual cash discretionary bonus of up to $175,000. Mr. Fisher’s employment agreement may be terminated by the Company as of December 31 of any year by providing at least 30 days prior written notice. If the agreement is not terminated as of the end of any year, it automatically renews for an additional year. In that case, Mr. Fisher’s annual salary for the additional year would increase over the prior year’s salary by a percentage equal to the sum of (a) the percentage increase in the CPI in the prior year plus (b) five.

The Board has adopted an executive compensation plan governing the compensation of Messrs. Bulger, Fay and Murphy effective as of January 1, 2004. The executive compensation plan, for each covered executive, (i) sets an annual base salary of $220,000, (ii) provides for annual cash performance bonuses if the Company meets certain financial goals, subject to a maximum of $75,000, and (iii) permits the Compensation Committee to award an annual cash discretionary bonus of up to $75,000.

Mr. Fisher’s employment agreement and the executive compensation plan entitle the executives to customary fringe benefits, including vacation, life insurance, health insurance, as well as the right to participate in any other benefits or plans established for any management-level employees. The Company maintains a 401(k) plan, health insurance and other benefits generally available to all employees. The Company also maintains a deferred compensation plan that is available only to trustees and executive officers, under which a participant may defer up to 25% of their annual compensation, although the Compensation Committee may, in its discretion, approve a higher percentage. The Company makes no matching contributions to the deferred compensation plan, but does pay for its administrative cost.

The Company has entered into severance agreements with each of Messrs. Bulger, Fay and Murphy effective as of January 1, 2004. Mr. Fisher’s employment agreement and the other executives’ severance agreements each permit the Company to terminate the executive for ‘cause’, without incurring any severance or other payment obligation. Mr. Fisher’s employment agreement defines ‘cause’ to include (a) conviction of a crime involving an act of dishonesty or moral turpitude (other than simple misdemeanors), (b) theft of or intentional infliction of damage to Company property or business opportunity, (c) abuse of alcohol or drugs as determined by a physician, or (d) engaging in gross dereliction of duties, repeated refusal to perform assigned duties consistent with his position or repeated violation of written policies after written warning. The other executives’ severance agreements define ‘cause’ to include (i) breaching the severance agreement, including its non-disclosure provisions, (ii) violating any company policy if such violation has a significant detrimental affect on the Company, (iii) entering a plea of nolo contendere or guilty with respect to a violation of, or is adjudicated to have violated, any law constituting a felony or a crime (that constitutes at least a misdemeanor) of dishonesty or involving moral turpitude, (iv) committing an act that is fraudulent or dishonest, that is reasonably likely to discredit the Company and that results in a substantial amount of negative publicity for, or that materially damages the reputation or good standing of, the Company or its affiliates, (v) failing to carry out specific, material and legal directives of the Board or of the executive’s supervisor, or failing or refusing (after notice and a 30 day cure period) to adequately perform duties that have been assigned to the executive, in each case that are consistent with his job responsibilities.

Mr. Fisher’s employment agreement and the other executives’ severance agreements each provide for certain severance payments in the event of death or disability, upon termination by the Company in breach of the agreement (i.e., other than for ‘cause’) or upon an executive’s resignation for ‘good reason’. Under Mr. Fisher’s employment agreement, ‘good reason’ includes (i) a material modification of his duties without his consent, (ii) preventing him from carrying out responsibilities consistent with his position, (iii) requiring him to relocate outside of a 50-mile radius from the corporate office location or (iv) a reduction in his annual base salary. Under the other executive’s severance agreements, a ‘good reason’ includes, without limitation, (a) reducing the executive’s annual base salary or bonus potential, (b) changing the executive’s position or responsibilities in a manner not representing a promotion, (c) materially modifying the executive’s duties without consent, or (d) requiring the executive to relocate outside of a 30-mile radius. In any such event, the Company would have to pay Mr. Fisher three (3) times, or any of Messrs. Bulger, Fay and Murphy one and one-half (1.5) times, the executive’s then-current annual salary and bonus, plus any other unvested, accrued or deferred compensation.

Mr. Fisher’s employment agreement and the other executives’ severance agreements also provide for severance payments under certain circumstances upon termination of employment in connection with a “change of control” of the Company. If either the Company or Mr. Fisher terminates his employment after a change of control, Mr. Fisher’s employment agreement provides that he would receive three (3) times his then-current annual salary and bonus, plus any other unvested, accrued or deferred compensation. Under the other executives’ severance agreements, if, within eighteen (18) months of a change of control, the executive is terminated for any reason other than for ‘cause’, or if the executive terminates his employment for ‘good reason’, the executive would receive two and one-half (2.5) times the executive’s then-current annual salary and bonus, plus any other unvested, accrued or deferred compensation. The Company is also responsible for any excise taxes on “excess parachute payments” that may result from such payments.

Mr. Fisher’s employment agreement defines a “change of control” as (a) a person (together with his affiliates) becoming, or entering into an agreement to become, the owner of 30% of more of the Company’s voting shares (other than as a result of a Company share buy-back or share consolidation), (b) the Company entering into an agreement involving the transfer of 50% or more of the Company’s total assets, (c) the Company entering into an agreement to merge or consolidate, (d) the date members of the Board on the effective date of the agreement cease to constitute a majority of the Board or (e) a complete liquidation or dissolution of the Company. The other executives’ severance agreements define a change of control to include (a) the Company becoming a subsidiary of, or merged with, another entity, which entity is not controlled by the Company or its shareholders immediately after the transaction, (b) 51% or more of the voting power of shares immediately after the transaction not being held by persons or entities who were shareholders of the Company immediately before the transaction, (c) substantially all of the assets of the Company being transferred to a person or entity not controlled by the Company or its shareholders at the time of the transaction, or (d) the individuals who were members of the Board when the severance agreements were executed cease for any reason to constitute a majority of the members of the Board.

Because Mr. Fisher owns the entity that manages substantially all of our hotels pursuant to management agreements with our taxable REIT subsidiaries, and in order to permit the IH Manager to qualify as an ‘eligible independent contractor’, Mr. Fisher’s employment agreement permits him be the principal owner and serve as a director of entities engaged in the hotel management business, and to devote business time to those companies, provided that (i) such activities do not interfere with the performance of his duties to the Company and (ii) he does not serve as an officer or employee of, or receive compensation for service as a director of, any such entity providing hotel management services to the Company or its affiliates.

Executive Officers

Information on our four executive officers is set forth below.

Jeffrey H. Fisher is the Company’s Chairman of the Board, Chief Executive Officer and President. For additional information about Mr. Fisher, please see page 6.

David Bulger, age 50, is the Company’s Executive Vice President, Chief Financial Officer and Treasurer. He has served as Chief Financial Officer and Treasurer since April 1995 and has served as Executive Vice President since January 1, 2001.

Gregory M. Fay, age 39, is the Company’s Chief Accounting and Administrative Officer, positions he has held since June 2000. From August 1997 to June 2000, Mr. Fay served as the Company’s Vice President of Accounting. Prior to joining the Company, Mr. Fay was a senior manager for the accounting firm of Coopers & Lybrand (now known as PricewaterhouseCoopers LLP).

Mark A. Murphy, age 42, is the Company’s General Counsel and Secretary, a position he has held since April 1997. Prior to joining the Company, Mr. Murphy was an attorney at the law firm of Hunton & Williams.

PERFORMANCE GRAPH

The following graph compares the change in the Company’s total shareholder return on Common Shares for the period January 1, 1999 through December 31, 2003, with the changes in the Standard & Poor’s 500 Stock Index (the S&P 500 Index) and the SNL Financial Hotel REIT Index (“Hotel REIT Index”) for the same period, assuming a base share price of $100 for the Common Shares, the S&P 500 Index and the Hotel REIT Index for comparative purposes. The Hotel REIT Index is comprised of fifteen publicly traded REITs which focus on investments in hotel properties. Total shareholder return equals appreciation in stock price plus dividends paid and assumes that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance. We do not make or endorse any predictions as to future share price performance.

Innkeepers USA Trust

[GRAPHIC APPEARS HERE]

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Innkeepers USA Trust	100.00	78.43	118.83	114.96	94.10	105.24
S&P 500*	100.00	121.11	110.34	97.32	75.75	97.40
SNL Hotel REITs	100.00	77.67	111.12	103.90	102.49	133.75

   Source:  SNL Financial LC

*Source:	CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2004. Used with permission. All rights reserved. crsp.com.

The performance comparisons noted in the performance graph and accompanying table above shall not be deemed incorporated by reference into any of the Company’s filings with the SEC, except as specified by the Company in any such filing.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for (I) setting executive compensation, (II) setting targets for performance-based compensation, (III) awarding discretionary performance bonuses to executives and (III) awarding executives share, option and other grants under our share incentive plan. Each Compensation Committee member is independent as determined by the Board of Trustees, in its business judgment, under the rules of the New York Stock Exchange.

The Committee strives for compensation policies which (a) attract and retain competent senior managers, (b) motivate managers to attain the Company’s goals, (c) enable managers to share both in the Company’s risks and rewards, (d) tie managers’ interests to the creation of shareholder value and (e) are determined with reference to the compensation of similarly situated employees of generally comparable companies.

There are three components of the Company’s executive compensation: (1) base salary, (2) annual bonuses and (3) long-term share incentive compensation. Mr. Fisher’s employment agreement, which establishes his compensation, was amended and extended through 2004, and will renew on a year to year basis unless terminated upon notice given at least 30 days prior to the end of the then-current term. The Compensation Committee has adopted an executive compensation plan for 2004 for Messrs. Bulger, Fay and Murphy.

Base Salary. The Company’s executive compensation is, primarily, market based. The Company has, however, retained sufficient flexibility to attract and retain performers with the necessary skills to achieve and promote the Company’s business strategies. In establishing the base salaries of the executives, the Compensation Committee considered (a) the responsibilities of each officer, (b) each officer’s experience, (c) the salaries of officers with similar responsibilities at real estate companies, other REITs in general and other hotel REITs, specifically, (d) the competitive market that exists for personnel with the experience and skill sets of the Company’s officers, and (e) the responsibilities of each officer in light of the size, scope and geographic dispersion of the Company’s asset base.

Annual Bonuses. Mr. Fisher’s employment agreement and the 2004 executive compensation plan for the other executive officers established an annual cash bonus for the officers based, in substantial part, on the attainment of annual funds from operations (“FFO”) per share goals set by the Compensation Committee at the beginning of the year. The officers (including Mr. Fisher) will not earn any performance bonus if a minimum FFO per share goal is not achieved, and bonuses may exceed the target bonus amounts (subject to a pre-set maximum) if higher FFO per share results are achieved. For 2003, Mr. Fisher received a $75,000 cash bonus under these provisions, and Messrs. Bulger, Fay and Murphy received cash bonuses of $25,000 each. Additional annual cash bonuses are payable in the discretion of the Compensation Committee (subject to a pre-set maximum). After each year-end, the Compensation Committee reviews the performance of the Company and the individual performance of each executive officer in determining whether to award discretionary bonuses for the prior year. For 2003, Mr. Fisher received a discretionary cash bonus of $75,000 and each of Messrs. Bulger, Fay and Murphy received discretionary cash bonuses of $25,000.

Long-Term Incentives. The Compensation Committee seeks to reward long-term performance. The Compensation Committee believes that it is essential for the Company’s compensation program to maintain the flexibility to reward contributions which may not be immediately reflected in quantitative performance measures, but which are important to the Company’s long-term success. In determining whether to award grants under the 1994 Plan, the Committee considers (a) whether and to what extent the grants would further its compensation goals and (b) the incentive plans of the Company’s REIT peers (as reflected in compilations, including the annual survey by the National Association of Real Estate Investment Trusts). The Compensation Committee has made non-cash compensation a significant part of the executives’ total compensation package. The Compensation Committee believes that the awards made to date encourage and reward performance by tying the value, or increases in the value, of those awards to the creation of shareholder value. In approving awards, the Compensation Committee will consider, among other factors, (i) growth in earnings, (ii) the operating environment, (iii) the growth of the Company’s asset base, (iv) the scope of an officer’s responsibilities, (v) awards made to executive officers of other REITs, and specifically other REITs which invest in hotel properties, and (vi) an officer’s efficiency. In recent years, the Compensation Committee has awarded executives restricted Common Shares exclusively, and has not awarded options to acquire Common Shares. In 2003, Mr. Fisher was granted 105,000 restricted shares, and Messrs. Bulger, Fay and Murphy were each granted 30,000 restricted shares. The shares vest three years from the date of grant, subject to earlier vesting on the achievement of FFO per share targets. One-third of each of the 2003 grants vested based on achieving the performance target for 2003.

The Compensation Committee intends that significant percentages of most awards will vest in the recipient over time and be subject to forfeiture if the recipient leaves the Company prior to vesting and/or achieving performance goals. While the Committee has focused on long-term incentives, it also recognizes that short-term share incentive compensation can be an important factor in retaining key employees and encouraging share ownership. In recognition of this principle, the Compensation Committee has considered the benefits of dividends that are paid on restricted share awards, which provide additional cash annually to the recipient while the recipient bears the risk of forfeiture until the underlying shares have fully vested.

The Compensation Committee also recognizes that it can provide incentives for superior performance by non-executive employees through the prudent use of non-cash compensation. The Compensation Committee expects that substantially all of the compensation of the non-executive employees of the Company will be paid in the form of cash. However, the Compensation Committee has authorized the grant of restricted Common Shares and options under the 1994 Plan to certain non-executive employees based on the employees’ importance to the Company, position, seniority and such other factors as the Company’s Chief Executive Officer deems relevant. At December 31, 2003, 8,200 restricted Common Shares and options to acquire 15,200 Common Shares (including exercised options for 2,250 Common Shares) had been granted to non-executive employees of the Company.

Although none of the Company’s executive officers receives annual compensation in excess of $1 million, the Company continues to evaluate the limit on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993. The 1994 Plan allows for the grant of options and certain cash and share incentive awards that qualify as performance-based compensation, which is exempt from the limit.

The foregoing has been furnished by the members of the Compensation Committee for the year ended December 31, 2003.

COMPENSATION COMMITTEE

C. Gerald Goldsmith (Chair)

Miles Berger

Joel F. Zemans

The foregoing Compensation Committee Report shall not be deemed to be incorporated by reference into any of the Company’s filings with the SEC, except as specified by the Company in any such filing.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three trustees who are independent as determined by the Board of Trustees, in its business judgment, under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Trustees. The members of the Audit Committee are Randall L. Churchey (Chair), Miles Berger and Joel F. Zemans. As of December 31, 2003, the members of the Audit Committee were Mr. Berger (Chair), Thomas J. Crocker and Mr. Zemans. Mr. Churchey joined the Audit Committee when he was appointed to the Board in February 2004, and Mr. Crocker ceased to serve on the Audit Committee at that time. The Audit Committee recommends to the Board of Trustees, for its approval, the selection of the Company’s independent accountants, PricewaterhouseCoopers LLP.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, to monitor the Company’s compliance with legal requirements and to monitor the independence and performance of the Company’s auditors.

The Audit Committee has met with management and the independent accountants, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP, both together and separately. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the representations of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Trustees include the Company’s and Innkeepers Hospitality’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission.

The Audit Committee recommended to the Board of Trustees, and the Board of Trustees adopted, an amended and restated Audit Committee Charter effective as of February 11, 2004. The revised charter provides that:

•	the Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent auditor, that the independent auditor reports directly to the Committee, and that the Committee retains and may terminate the services of the independent auditor;

•	the Committee must approve in advance all audit engagement fees and terms, and all audit and non-audit services to be provided by the independent auditor;

•	the Committee must establish procedures for the handling of complaints regarding accounting, internal controls, or auditing matters and for the confidential, anonymous submission of concerns by employees regarding accounting and auditing matters;

•	the Committee must establish policies and procedures for the engagement of the outside auditor to perform non-audit services, including pre-approval of all non-audit services;

•	the Committee will review and discuss the adequacy and effectiveness of “disclosure controls and procedures” in addition to other internal controls already reviewed by the Committee; and

•	the Committee has the authority and funding to engage accountants, lawyers and other advisers and experts as it deems necessary.

The Committee’s responsibilities include obtaining and reviewing, at least annually, a report by the outside auditor describing the outside auditor’s internal quality-control procedures, any issues raised by the most recent internal quality-control review, or peer review, of the outside auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to independent audits carried out by the outside auditor, and any steps taken to deal with any such issues; and the Committee’s responsibilities include establishing clear hiring policies for employees or former employees of the Company’s outside auditor.

A copy of the amended and restated Audit Committee is attached as Appendix A to this Proxy Statement and posted on the Company’s website at www.innkeepersusa.com. The above summary of the Audit Committee charter is qualified by reference to the complete charter, which should be read in its entirety.

The Audit Committee recommended, and the Board approved, a procedure for the confidential submission, receipt, retention and treatment of concerns and complaints regarding the Company’s accounting or auditing practices. The Company has established, and widely disseminated the existence and availability of, a seven-day-a-week, twenty-four-hour-a-day toll-free telephone number for complaints and concerns. The General Counsel will promptly conduct an initial screening of any complaint or concern to assess its legitimacy and significance and determine whether to (i) report the complaint or concern to the Chairman of the Audit Committee, (ii) investigate further, or (iii) close the file. Further investigation would involve consulting appropriate senior management not implicated in the complaint or concern and may involve consulting the Company’s outside counsel and independent auditors. Information on the complaint or concern will be maintained in a confidential file for at least seven years. The Company shall take all appropriate steps to prevent retaliation against any individual because that person submitted a complaint or concern. The General Counsel shall provide to the Audit Committee a quarterly report of all complaints and concerns received and their status. Where a complaint or concern (i) relates to accounting, internal accounting controls or auditing matters or (ii) alleges or otherwise suggests the existence of (a) material inaccuracies in financial reporting, (b) fraud or other intentional misconduct with respect to accounting, auditing or internal control over financial reporting or (c) material non-compliance with applicable law, the General Counsel shall promptly report the complaint or concern directly to the Chairman of the Audit Committee. Other complaints and concerns will generally be reported to the Audit Committee at the next regularly scheduled Audit Committee meeting. The Audit Committee will from time to time report to the Board the status of pending investigations and a summary of complaints and concerns during the reporting period.

AUDIT COMMITTEE

Miles Berger*

Randall L. Churchey **

Thomas J. Crocker ***

Joel F. Zemans

*	- Mr. Berger served as Chairman of the Audit Committee in 2003.
**	- Mr. Churchey joined, and was named Chairman of, the Audit Committee in February 2004.
***	- Mr. Crocker’s service on the Audit Committee ended in February 2004.

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of the Company’s filings with the SEC, except as specified by the Company in any such filing.

CODE OF CONDUCT

The Board has adopted a Code of Conduct for the Company, which applies to all of our employees, including Mr. Fisher, Chief Executive Officer, Mr. Bulger, Chief Financial Officer, and Mr. Fay, Chief Accounting Officer. The Board of Trustees believes, based on its business judgment, that the Company’s Code of Conduct is designed to deter wrongdoing and to promote (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (2) accurate, timely, and understandable disclosure in the Company’s public reports and communications; (3) compliance with the law; (4) prompt internal reporting of violations of the code; and (5) disclosure on the Company’s website of any amendment to, or waiver from, a provision of the Code of Conduct. The above summary of the Code of Conduct is qualified by reference to the complete Code of Conduct, (a) which is posted on the Company’s website, at www.innkeepersusa.com. and (b) a copy of which may be obtained, without charge, by contacting the Company’s Investor Relations Department (i) at 306 Royal Poinciana Way, Palm Beach, FL 33480, (ii) by e-mail through the Company’s website, or (iii) by telephone at (561) 835-1800.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have substantial business relationships and/or other arrangements with entities affiliated with certain of our executive officers and trustees, which give rise to conflicts of interests and may result in actions or decisions which are not in the shareholders’ best interests.

Jeffrey H. Fisher. Affiliates of Mr. Fisher contributed hotels to us on a favorable tax basis in connection with our initial public offering in 1994. The sale, refinancing or prepayment of indebtedness secured by those hotels may trigger adverse tax consequences to Mr. Fisher. Conflicts of interest, therefore, exist between us and Mr. Fisher regarding any transaction involving those hotels that could trigger adverse tax consequences to Mr. Fisher or his affiliates.

The IH Lessee and the IH Manager. At December 1, 2003, we leased 60 hotels to Innkeepers Hospitality (the “IH Lessee”) pursuant to separate percentage leases (collectively, the “Percentage Leases”) providing for rent equal to (a) a fixed base amount or, (b) if greater, percentage rent based on the room revenues of the Hotel. We sold one of those hotels in 2003 and another hotel in early 2004. Between December 1, 2003 and March 1, 2004, our TRSs acquired the Percentage Leases for all of the hotels leased to the IH Lessee, which are now managed by Innkeepers Hospitality Management, Inc. (the “IH Manager”) under management agreements with our TRSs. In 2003, the IH Lessee paid rent to us under the Percentage Leases of $73,513,000, and we paid the IH Manager management fees of $356,000.

Each of our management agreements with the IH Manager has an initial term of 10 years and may be renewed for two, five-year periods at the option of the IH Manager. The management agreements provide for a base management fee of 3% of gross revenues, an accounting fee of $550 per month per hotel and an incentive management fee equal to 50% of hotel available cash flow. Hotel available cash flow is, generally, gross hotel revenues less (a) hotel operating expenses, including franchise fees, (b) the base management and accounting services fees and (c) base and percentage rent paid by the TRS lessee to us. Under management agreements, the IH Manager will not be responsible for any losses incurred by the TRS lessees (from hotel operations or otherwise).

Because Mr. Fisher is our Chief Executive Officer, President and Chairman of the Board of Trustees, and controls the IH Manager, conflicts of interest do or may exist between Mr. Fisher and us regarding (a) enforcement of the terms of the management agreements, (b) whether and on what terms management agreements will be renewed upon the expiration of their current terms and (c) whether and on what terms additional management contracts will be awarded to the IH Manager.

The Company has paid $100,000 to the IH Lessee for shared personnel and services (which primarily included human resources and telephone costs) in each of the years ended December 31, 2003, 2002 and 2001. The Company also reimburses the IH Lessee for its proportionate share of rent under a lease for its corporate office space which was $217,000 for each of the years ended December 31, 2003, 2002 and 2001.

During 2003, the Company engaged an affiliate of Hatchett Hospitality (“Hatchett”) to perform certain renovation projects costing approximately $3.2 million. The Company paid approximately $2.4 million to Hatchett during 2003 and anticipates paying approximately $800,000 in 2004 for the 2003 renovations. During 2004, the Company anticipates that it will enter into renovation contracts with the Hatchett affiliate totaling approximately $1 to $2 million. The affiliate of Hatchett is approximately 45% owned by Equity Inns, Inc. (“Equity”). The IH Manager currently manages four hotels owned by Equity. These contracts assisted the IH Manager in qualifying as an eligible independent contractor under the REIT Modernization Act.

As a result of renovations made during the first quarter of 2003 at the Company’s Hampton Inn – Norcross, GA which required a substantial number of rooms to be taken out of service, the Company agreed to compensate the IH Lessee for the significant loss of room nights by reducing the rent payable under the lease for this hotel by approximately $110,000.

The Company, the IH Lessee and the IH Manager replaced the majority of their corporate information technology (“IT”) infrastructure in 2003. The total cost of the new IT infrastructure was approximately $1.0 million, which was initially funded by the Company. In 2004, the Company, the IH Lessee and the IH Manager agreed to a cost sharing agreement under which the Company bears or reimburses the IH Lessee/IH Manager 50% of the total costs (including depreciation on the IT infrastructure) of operating and maintaining the IT function. The Company anticipates that it will bear or reimburse the IH Lessee approximately $400,000 for the IT function in 2004.

In connection with the TRS Transaction, the Company and the IH Manager agreed that the Company would assume the purchasing functions previously performed by the IH Lessee and the Company is now responsible for all purchasing duties. The parties initially anticipated that the IH Manager would furnish these services. However, as the Company now performs all purchasing activities, the accounting fee due under the management agreements with the IH Manager was reduced from $750 per hotel per month to $550 per hotel per month.

The IH Lessee and the IH Manager obtained an employee practices liability insurance policy covering the IH Lessee, the IH Manager and the Company. The Company has reimbursed the IH Lessee for one-third of the premium for this policy, which was $64,000 and $60,000 for the years ended December 31, 2003 and 2002, respectively.

The IH Lessee maintains a health benefit plan in which the Company’s employees participate. The Company’s reimbursement to the IH Lessee is based on the number of Company employees participating in the plan and the coverages and benefit levels selected by those employees. The Company has reimbursed the IH Lessee $72,000 and $66,000 for the years ended December 31, 2003 and 2002, respectively, under this arrangement.

From the inception in 2000 of the litigation with the Company’s former Chief Operating Officer, who was also the President of the IH Lessee, through the settlement of the litigation, the Company and the IH Lessee incurred a total of $330,000 in legal fees and related costs that were not paid or reimbursed by insurance. The Company paid $243,000 of the amount incurred and the IH Lessee paid $87,000 of the amount incurred.

In 2003, we entered into an agreement with the IH Lessee and Marriott International, Inc. and certain of its affiliates (“Marriott”) for a transaction under which the IH Lessee (a) converted the agreements under which 17 of our hotels were managed by Marriott into long-term franchise agreements with Marriott and (b) became the manager of the hotels. Under the terms of the converted agreements, the IH Lessee (and the TRSs following the TRS Transaction) agreed to (1) pay Marriott a franchise royalty of 6½% of room revenues for the first 10 years of each franchise agreement and 5% thereafter (as compared to 5% of gross revenues under the previous agreements with Marriott) and (2) will pay Marriott $850,000 plus 50% of aggregate available cash flow (as defined in the agreement with Marriott) in excess of a specified threshold each year for 10 years, beginning in 2004 (the “Conversion Fee”). The Conversion Fee is subject to an aggregate credit of $750,000 from Marriott. In addition, a portion of the Conversion Fee will be waived for a year if the converted hotels’ room revenues decline below certain levels and certain other conditions are met. As a result of the acquisition of the IH Lessee’s Percentage Leases by the TRSs, the TRSs (and therefore, indirectly, we) assumed from the IH Lessee (which is owned by Mr. Fisher) the franchise agreements described above, including the obligations to pay Marriott the higher royalty rate and the Conversion Fee.

Franchise licenses; management agreements. Our TRSs generally hold the franchise licenses for the hotels that they lease from us, and we expect our TRSs to hold the franchise licenses for hotels acquired or developed in the future. Our TRSs will be directly responsible for performance of the franchise agreements that it holds, including obligations to pay royalties and other fees to franchisors. Our TRSs will rely on the IH Manager to comply with all operational standards under the franchise agreements.

We have made $860,000 of loans to the IH Lessee, which the IH Lessee was required to make available to Marriott for initial working capital at certain hotels managed by Marriott. These loans are unsecured, bear no interest, and are payable on demand. We expect that the working capital loans will be repaid in 2004.

Conflicts of interest exist between us and Mr. Fisher regarding the IH Manager’s compliance with franchise agreements or other actions or failures to act by the IH Manager which could result in liability to us or our TRSs.

Jack P. DeBoer. In November 1996, we acquired seven Residence Inn by Marriott hotels (the “DeBoer Hotels”) from affiliates of Jack P. DeBoer (the “DeBoer Group”), including Rolf E. Ruhfus. Messrs. DeBoer and Ruhfus are members of our Board of Trustees. The DeBoer Group received Class B preferred units of limited partnership interest in the Operating Partnership (“Class B Preferred Units”) in partial consideration for the acquisitions. Following the acquisition of the DeBoer Hotels, Mr. DeBoer joined our Board of Trustees. Mr. DeBoer joined the board under an arrangement requiring us to nominate Mr. DeBoer for election to the Board and to support his nomination, except if Mr. DeBoer (a) acts or fails to act in a manner that the Board deems detrimental to us and as a result of which the Board determines unanimously that it cannot nominate Mr. DeBoer, (b) ceases to own at least 25% of the Class B Preferred Units that he owned upon the closing of the acquisition of the DeBoer Hotels acquisition or (c) is legally disqualified from serving as a trustee.

Due to the potential adverse tax consequences to members of the DeBoer Group that may result from a sale of the DeBoer Hotels, we agreed that until November 2006, (i) a taxable sale of a DeBoer Hotel will require the consent of the applicable members of the DeBoer Group and (ii) we will maintain at all times outstanding indebtedness of at least approximately $40 million (the “Required Indebtedness”). The Required Indebtedness is subject to reduction upon the occurrence of certain events, including the death of, or certain redemptions or taxable transfers of the Class B Preferred Units held by, members of the DeBoer Group. If we sell a DeBoer Hotel without the required consent or fail to maintain the Required Indebtedness, we agreed to indemnify the applicable members of the DeBoer Group for certain resulting income tax liabilities, which could be substantial. Notwithstanding these indemnification rights, and particularly after the indemnification period ends, conflicts of interest may exist between us and Mr. DeBoer regarding transactions involving the DeBoer Hotels that could trigger adverse tax consequences to some or all of the DeBoer Group.

Mr. DeBoer and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. Hotels developed by Mr. DeBoer and his affiliates may compete with our hotels for guests, and hotel companies with which Mr. DeBoer is affiliated may compete with us for acquisition opportunities and for qualified employees. Accordingly, our interests and those of Mr. DeBoer could be different in connection with matters relating to our hotels or proposed acquisitions or developments that are competitive with hotels owned or being considered for acquisition or development by Mr. DeBoer and his affiliates.

Each Class B Preferred Unit held by the DeBoer Group may be redeemed for an amount of cash equal to the then-trading value of a common share on the NYSE or, at our option, one Common Share. Assuming full redemption of all Class B Preferred Units held by the DeBoer Group and the issuance of Common Shares in exchange for those Class B Preferred Units, the DeBoer Group would own approximately 6.3% of the Common Shares outstanding at December 31, 2003 (assuming no redemptions of Class B Preferred Units held by others).

Rolf E. Ruhfus. In June 1997, we acquired six hotels (the “Summerfield Hotels”) from affiliates of Rolf E. Ruhfus (the “Summerfield Group”). The Summerfield Group received common units of limited partnership interest in the Partnership (“Common Units”) in partial consideration for the acquisitions. Following the acquisition of the Summerfield Hotels, Mr. Ruhfus joined our board of trustees. Mr. Ruhfus joined the board under an arrangement requiring us to nominate Mr. Ruhfus for election to the board and to support his nomination, except if Mr. Ruhfus (a) acts or fails to act in a manner that the board of trustees deems detrimental to us and as a result of which the board determines unanimously that it cannot nominate Mr. Ruhfus, (b) ceases to own at least 25% of the Common Units that he owned upon the closing of the Summerfield Hotel acquisition or (c) is legally disqualified from serving as a trustee.

Mr. Ruhfus serves on the board of directors of Wyndham, which is the parent of the Summerfield Lessee and the owner of the Summerfield Suites by Wyndham brand. At December 31, 2003, the Summerfield Lessee leased the six Summerfield Hotels. For the year ended December 31, 2003, the Summerfield Lessee incurred or paid us an aggregate of approximately $8.9 million in lease payments under the Percentage Leases for the Summerfield Hotels. Wyndham guaranteed the obligations of the Summerfield Lessee under its Percentage Leases, and posted approximately $4.8 million in letters of credit as security for its obligations under the Percentage Leases. In 2003, Wyndham reported a net loss of approximately $376 million. In February 2004, the Company and the Summerfield Lessee agreed to terminate the Percentage Leases (and related agreements) with the Summerfield Lessee. The Company agreed to, upon termination of a Percentage Lease with the Summerfield Lessee, (i) enter into a new Percentage Lease with a TRS on economic terms substantially similar to those in the terminated Percentage Lease, (ii) cause the TRS to enter into a management agreement with the IH Manager and (iii) cause the TRS to enter into a franchise agreement with an affiliate of Wyndham, with respect to the five Hotels operating under the Summerfield Suites by Wyndham brand. No other consideration will be paid to the Summerfield Lessee or its affiliates in connection with the termination of the Summerfield Lessee’s Percentage Leases. We refer to this transaction as the “Wyndham Lease Termination Transaction”. The Company has closed the Wyndham Lease Termination Transaction with respect to one Hotel as of March 1, 2004 and plans to close the Wyndham Lease Termination Transaction with respect to the other five Hotels as of April 1, 2004. Mr. Ruhfus’ roles as one of our trustees and a director of Wyndham may pose conflicts regarding when, whether and to what extent (a) obligations under the Percentage Leases for the Summerfield Hotels and related guarantees are adhered to; (b) remedies are pursued and obtained by us under those Percentage Leases, including draws under the letters of credit; and/or (c) obligations under the new franchise agreements for the Summerfield Hotels will be adhered to or remedies thereunder will be pursued or obtained by us.

Due to the potential adverse tax consequences to members of the Summerfield Group that may result from a sale of the Summerfield Hotels, we agreed that until June 2007, any taxable sale of a Summerfield Hotel will require the consent of the applicable members of the Summerfield Group. If we sell a Summerfield Hotel without the required consent, we agreed to indemnify the applicable members of the Summerfield Group for certain resulting income tax liabilities, which could be substantial. Notwithstanding this indemnification, and particularly after the indemnification period ends, conflicts of interest may exist between us and Mr. Ruhfus regarding transactions involving the Summerfield Hotels that could trigger adverse tax consequences to some or all of the Summerfield Group.

Mr. Ruhfus and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including Summerfield Suites by Wyndham hotels. As noted above, Mr. Ruhfus is a board member of Wyndham. Wyndham owns, operates and franchises Summerfield Suites by Wyndham hotels as well as other full and limited service hotels and hotel brands. An entity controlled by Mr. Ruhfus also owns the Sierra Suites brand, which is a mid-priced extended-stay hotel brand founded by Mr. Ruhfus. Affiliates of Mr. Ruhfus own and operate several Sierra Suites hotels and Summerfield Suites by Wyndham hotels. Hotels developed by Mr. Ruhfus and/or Wyndham, including Summerfield Suites by Wyndham hotels, may compete with our hotels for guests and companies with which Mr. Ruhfus is affiliated may compete with us for acquisition opportunities and for qualified employees. Accordingly, our interests and those of Mr. Ruhfus could be different in connection with matters relating to our hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Wyndham or other affiliates of Mr. Ruhfus.

SHAREHOLDER PROPOSALS AND TRUSTEE NOMINATIONS

The Board of Trustees will present shareholder proposals at the 2005 annual meeting of shareholders, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding such proposals, and with requirements of the Company’s Bylaws. A copy of our Bylaws is available upon written request addressed to the Secretary of the Company. Shareholder proposals intended to be submitted for presentation at the Company’s 2005 annual meeting of shareholders must be made in writing and must be received by the Company at its executive offices (a) no later than one hundred and twenty (120) days before the one-year anniversary of the date of this Proxy Statement, if the proposal is intended to be included in the Company’s proxy materials for the 2005 annual meeting, or (b) no more than ninety (90) days and no less than sixty (60) days before the one-year anniversary of the Annual Meeting, if the shareholder proposal is not intended to be included in the Company’s proxy materials for the 2005 Annual Meeting.

If you would like to submit the name of a candidate for the Governance Committee to consider as a nominee for trustee, you must send your recommendation to the attention of: General Counsel and Secretary, Innkeepers USA Trust, 306 Royal Poinciana Way, Palm Beach, FL 33480. Recommendations must include the name and address of the candidate, a brief biographical description of the candidate, a statement of the candidate’s qualifications and the candidate’s signed consent to be named in the proxy and to serve if elected. Recommendations may be sent at any time. While the Governance Committee will carefully consider any shareholder-proposed nominees, the Governance Committee has full discretion in considering its nominations to the Board. The qualifications, qualities and skills sought by the Governance Committee at any particular time will be a function of the then-current (i) character of the Company’s business, (ii) operating and regulatory environment and (iii) make-up of the Board. However, in considering any shareholder-proposed nominee, the Governance Committee believes that it will seek to determine, among other things, whether the nominee is of good character and reputation, has substantial experience with hotel investment, development or operations, and has substantial experience with public company reporting and governance requirements. The Company has not in the past, and the Governance Committee has no current intention, to pay a fee to a consultant to assist in the process of identifying or evaluating Board candidates.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Retention of Auditor. PricewaterhouseCoopers LLP has served as independent auditors for the Company and its subsidiaries for the year ended December 31, 2003 and will continue to so serve for the year ending December 31, 2004 until and unless changed by action of the Board of Trustees. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement to shareholders if he desires to do so and will be available to respond to appropriate questions.

Audit Fees. The following chart sets forth the amounts paid by the Company to PricewaterhouseCoopers LLP with respect to services provided in 2003 and 2002:

	Amount
Type	2003	2002
- Audit Fees	$103,345	$39,700
- Audit-Related Fees	75,000	—
- Tax Fees	—	—
- All Other Fees	1,400	22,878

	$179,745	$62,578

The $75,000 in Audit-Related Fees paid in 2003 was incurred in connection with determining the proper accounting for the termination fees payable in connection with the termination of 17 Marriott management agreements and our acquisition of Percentage Leases from the IH Lessee. The $1,400 in Other Fees paid in 2003 is a software license fee. The $22,878 in Other Fees paid in 2002 was incurred in connection with the Company’s public Common Share offering completed in July 2003. The Audit Committee’s current policy on approval of non-audit services by the independent auditor is to approve at the beginning of each year the scope and fees for any non-audit services for the year that have been identified, and to approve in advance the scope and fees for any additional non-audit services as the need for such services arise. For 2002 and 2003, all fees other than audit fees were pre-approved by the Audit Committee.

According to PricewaterhouseCoopers LLP, only full-time permanent employees of PricewaterhouseCoopers LLP worked on the Company’s audit in 2003. PricewaterhouseCoopers LLP also serves as the independent accountants for the IH Lessee and receives payments from the IH Lessee for its services.

ANNUAL REPORT TO SHAREHOLDERS

The Annual Report to Shareholders for the fiscal year ended December 31, 2003, including consolidated financial statements, is being furnished along with this proxy statement to shareholders of record on March 1, 2004. The Annual Report to Shareholders does not constitute a part of the proxy soliciting material. The Annual Report includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

“HOUSEHOLDING” OF PROXY STATEMENTS AND ANNUAL REPORTS

The Company may deliver only one copy of this proxy statement and our 2003 Annual Report to multiple shareholders sharing the same address. This delivery method, known as “householding,” saves us printing and mailing costs. If you did not receive an individual copy of this proxy statement or the 2003 Annual Report, and you would like separate copies, or if you would like to receive copies of our future proxy statements and annual reports, please contact our Investor Relations department in writing at 306 Royal Poinciana Way, Palm Beach, FL 33480, by telephone at (561) 835-1800, or through the internet at www.innkeepersusa.com.

Also, if you own our shares in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all your accounts registered in the same name and address. You may do this by contacting our transfer agent, Computershare Investor Services LLC, by telephone at (877) 360-5362 or in writing at Computershare Investor Services LLC, 2 North LaSalle Street, Chicago, IL 60602.

ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

The Company would like to encourage all shareholders holding their shares in the name of a broker to consent to receiving (through your broker) the Company’s future proxy materials and annual reports electronically by providing the appropriate information when you vote via the Internet. Electronic delivery could save the Company a significant portion of the costs associated with printing and mailing its annual meeting materials, and we hope that our shareholders find this service convenient and useful. If you consent and the Company elects to deliver future proxy materials and/or annual reports to you electronically, then the Company will send you a notice (either by electronic mail or regular mail) explaining how to access these materials but will not send you paper copies of these materials unless you request them. The Company may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at the website www.InvestorDelivery.com if you hold shares at a brokerage firm or bank participating in the ADP program.

By consenting to electronic delivery, you are stating to the Company that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet or do not expect to have access in the future, please do not consent to electronic delivery because the Company may rely on your consent and not deliver paper copies of future annual meeting materials. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

OTHER MATTERS

The Board of Trustees knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

The Company will furnish to each beneficial owner of Common Shares entitled to vote at the Annual Meeting, upon written request, copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including financial statements and financial statement schedules. Please direct requests to Investor Relations, Innkeepers USA Trust, at 306 Royal Poinciana Plaza, Palm Beach, Florida 33480. The Company’s telephone number is (561) 835-1800. Copies of these materials will also be available on the Company’s website at www.innkeepersusa.com.

APPENDIX A

INNKEEPERS USA TRUST

AUDIT COMMITTEE CHARTER

FEBRUARY 11, 2004

The following shall constitute the Charter of the Audit Committee Charter of the board of trustees (“Board”) of Innkeepers USA Trust (the “Company”):

I.	ORGANIZATION

There shall be constituted a standing committee of the Board to be known as the Audit Committee.

II.	COMPOSITION AND SELECTION

The Audit Committee shall be comprised of three or more trustees. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange (“NYSE”).

All members of the Audit Committee shall have a requisite working familiarity with basic finance and accounting practices in compliance with the rules of the NYSE. At least one member of the Committee must be an ‘audit committee financial expert’, as such term is defined by the Securities and Exchange Commission (“SEC”).

No member of the Audit Committee may serve on the audit committees of more than three public companies.

The Board shall, upon recommendation of the Nominating & Governance Committee (“Governance Committee”), (a) appoint Audit Committee members, (b) remove Audit Committee members and (c) elect a Chairman of the Audit Committee. The members of the Audit Committee shall serve for one year or until their successors are duly elected and qualified.

The duties and responsibilities of Audit Committee members contained herein shall be in addition to those duties otherwise required for members of the Board.

III.	STATEMENT OF PURPOSE

The primary function of the Audit Committee shall be to assist the Board in discharging its oversight responsibilities relating to the Company’s accounting, system of internal controls over financial reporting, and financial practices, by monitoring (1) these practices, generally; (2) the quality and integrity of the financial statements and other financial information provided by the Company to any governmental body or the public; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications and independence; and (5) the performance of the Company’s independent auditors and internal audit functions.

IV.	COMMITTEE OBJECTIVES

The Audit Committee’s primary objectives include (1) providing an independent, direct and open avenue of communication among the Company’s independent accountants, management, internal auditing function, and the Board; (2) serving as an independent and objective party to review the Company’s financial reporting processes and internal control over financial reporting; (3) overseeing with management the reliability and integrity of the Company’s accounting policies and financial reporting and disclosure practices; (4) reviewing and considering the work of the Company’s independent auditors and internal auditors (whether this function is performed internally or by a third party service provider other than the Company’s independent auditors); (5) reviewing the adequacy of the internal auditors’ staffing and the qualifications of its personnel; and (6) reviewing whether available technology is being used to maximize the efficiency and effectiveness of the internal audit function.

V.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint, retain, compensate, evaluate and terminate the independent auditor and shall approve in advance all audit and permissible non-audit engagements, including fees and terms, with the independent auditor. The Chairman of the Audit Committee shall have the right to pre-approve permissible non-audit services on behalf of the Audit Committee and shall promptly advise the other members of the Audit Committee of such approval at the next regularly scheduled meeting.

The Audit Committee may form subcommittees and delegate authority to subcommittees when appropriate, provided that all of the members of such subcommittees shall qualify as independent under NYSE rules and regulations.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to (a) conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities and duties and/or (b) retain special legal, accounting or other consultants to advise the Committee. The Audit Committee shall have the authority to retain and compensate such advisors without seeking further approval and shall receive appropriate funding, as determined by the Audit Committee, from the Company to compensate such advisors. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist the Committee in the conduct of any investigation.

The Audit Committee shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the Company’s ‘critical accounting policies’ and financial reporting issues and judgments that may be viewed as critical; review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative generally accepted accounting principles (“GAAP”) methods on the financial statements; consider and approve, when appropriate, any significant changes in

2

the Company’s accounting and auditing policies; review and discuss any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports;

2.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;

3.	Review with the independent auditor and management the adequacy and effectiveness of the Company’s internal accounting and financial controls; review management’s report of any significant deficiencies in the system of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and report on any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s system of internal control over financial reporting; review the independent auditor’s ability to attest to and report on management’s assertion on its assessment of the effectiveness of the Company’s system of internal control over financial reporting and its financial reporting procedures in its Annual Report on Form 10-K;

4.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including the results of the independent auditor’s reviews of the quarterly financial statements and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of its Form 10-Q;

5.	Prior to the Company’s filing of its Annual Report on Form 10-K or a Quarterly Report on Form 10-Q, review the basis for the certifications and reports of the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) required by the SEC to be included in or with the Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be;

6.	Review and discuss with management and the independent auditor: (a) any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company; (b) any transactions or courses of dealing with parties related to the Company which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties and which are relevant to an understanding of the Company’s financial statements; and (c) any pending litigation and other contingent liabilities;

7.	Review and discuss with management its policies and practices regarding earnings press releases, as well as financial information and earnings guidance given to analysts and ratings agencies, giving attention to any use of “pro forma”, “adjusted” or “non-GAAP financial measures” or information; The Audit Committee may, but is not required to discuss in advance of publication each earnings release or each instance in which the

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Company provides earnings guidance. The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this discussion.

8.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;

9.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements;

10.	Provide the report for inclusion in the Company’s Annual Proxy Statement required by Item 306 of Regulation S-K promulgated by the Securities and Exchange Commission;

Oversight of the Company’s Relationship with the Independent Auditor

11.	Obtain and review a formal written report by the independent auditor, at least annually, which report shall include descriptions of: a) the independent auditor’s internal quality-control procedures; b) any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities in the preceding five years respecting one or more independent audits carried out by the firm; c) any steps taken to deal with such issues; d) all relationships between the independent auditor and the Company; and e) any other relationships that may adversely affect the independence of the auditor. The Audit Committee should assess the independence of the independent auditor, including that of the independent auditor’s lead partner, based on a review of the written report and recommend to the Board that it take appropriate action in response to the report to satisfy the independence requirements.

12.	Evaluate the qualifications, experience, performance and independence of the senior members of the independent auditor team, including that of the independent auditor’s lead and concurring partners, taking into consideration the opinions of management and the internal auditors; present its conclusions with respect to such evaluations to the full Board;

13.	Set clear hiring policies for employees or former employees of the independent auditors, taking into account pressures that may exist for auditors consciously or subconsciously seeking a job with the Company;

14.	Discuss with the independent auditor its ultimate accountability to the Board through the Audit Committee;

15.	Establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services; consider whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence;

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16.	Assure the regular rotation of the lead and concurring audit partners as required by law, and consider whether there should be regular rotation of the independent auditing firm itself, in order to assure continuing independence of the independent auditor;

Process Improvement

17.	Establish regular and separate systems of reporting to the Audit Committee by the Company’s management, the independent auditor and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and the view of each as to the appropriateness of such judgments;

18.	Review and discuss with the independent auditor the annual audit planning and procedures, including the scope, fees, staffing and timing of the audit; review and discuss the results of the audit exam and management letters, and any reports of the independent auditor with respect to any interim period;

19.	Review with the Company’s internal auditors and the independent auditor the coordination of their audit efforts to assure completeness of coverage, reduction of redundant efforts and effective use of audit resources;

20.	Review separately with the Company’s management, the independent auditor and the internal auditors, following completion of the Company’s annual audit, any significant difficulties encountered during the course of the audit, including: (a) difficulties with management’s response; (b) any restrictions on the scope of work or access to required information; and (c) the nature and extent of any significant changes in accounting principles or the application therein;

21.	Discuss with the outside auditor and management any ‘management letter’ provided by the outside auditor and any other significant matters brought to the attention of the Audit Committee by the outside auditor;

22.	Review any significant disagreement among the Company’s management and its independent auditor or the internal auditors in connection with the preparation of the Company’s financial statements;

23.	Review with the independent auditor any audit problems or difficulties and management’s response. Such review shall include any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); review any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Company and any discussions with the independent auditor’s national office respecting auditing or accounting issues presented by the engagement;

24.	Review with the Company’s independent auditor, the internal auditors and management the extent to which changes or improvements in financial or accounting practices and standards, as approved by the Audit Committee, have been implemented, with such review to be conducted at an appropriate amount of time subsequent to implementation of any changes or improvements thereto, as decided by the Audit Committee in its discretion;

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Oversight of the Company’s Internal Audit Function

25.	Review the appointment, replacement, reassignment or dismissal of the members of the Company’s internal auditors;

26.	Review the regular internal reports to management prepared by the internal auditors and management’s responses;

27.	Discuss with the independent auditor the internal auditors’ responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit;

Compliance Oversight Responsibilities

28.	Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

29.	Obtain reports from management, the Company’s internal auditors and the independent auditor that the Company and its subsidiary entities are in conformity with applicable legal requirements and the Company’s Code of Conduct; review reports and disclosures of insider and affiliated party transactions; advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct;

30.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies;

31.	Review any material pending legal proceedings involving the Company and other contingent liabilities; discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies;

32.	Establish procedures for (A) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

General

33.	Make regular reports to the Board, and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

34.	Review and reassess the adequacy of this Charter, at least annually, and recommend any proposed changes to the Board for approval;

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35.	Annually review its own performance;

VI.	OVERSIGHT OF LEGAL COMPLIANCE

36.	Review with the Company’s counsel legal compliance matters, including securities trading policies and tax compliance matters;

37.	Review the procedures established by the Company that monitor the Company’s compliance with its loan and, if applicable, indenture covenants and restrictions; and

38.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

VII.	MEETINGS

The Audit Committee shall meet, as often as may be deemed necessary or appropriate in its judgment, but at least quarterly, with the Company’s management, internal auditors and independent auditors, in separate executive sessions. The agenda for Audit Committee meetings will be prepared by management in consultation with the Chairman of the Audit Committee. Following each meeting, the Audit Committee shall report to the Board at the next regularly scheduled Board meeting, or sooner, as circumstances may dictate.

In addition, the Chairman of the Audit Committee shall meet each quarter, in person or by telephone, with the Company’s independent accountants, chief accounting officer and chief financial officer to review the Company’s financial statements.

The Chairman of the Audit Committee, the CEO, the CFO, the Chief Accounting Officer, the General Counsel or a majority of the members of the Compensation Committee may call other meetings of the Audit Committee, upon reasonable notice to all members of the Audit Committee and otherwise in the manner provided for in the Company’s bylaws. The provisions set forth in the Company’s bylaws for meetings of the Board and its committees shall govern the quorum and voting requirements for all meetings of the Audit Committee.

VIII.	LIMITATION OF AUDIT COMMITTEE’S ROLE

In the exercise of its oversight, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements fairly present the Company’s financial position and results of operation and are in accordance with GAAP. Any use in this Charter of the term ‘review’ should not be interpreted to suggest that the Audit Committee members can or should follow the procedures required of auditors performing reviews of financial statements. This Charter is not intended to impair the operation of the business judgment rule under Maryland law or the right of Audit Committee members under Maryland law to rely in its oversight role on the Company’s records and other information presented by its officers or employees or by outside experts.

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IX.	COMPENSATION

The Audit Committee members shall be entitled to compensation for being members of the Audit Committee as such fees are established from time to time by the Board in accordance with its Code of Governance. Each member of the Audit Committee shall be entitled to be reimbursed for reasonable out-of-pocket expenses incurred by such member in attending meetings of the Audit Committee and in performing his or her duties as a member of the Audit Committee. No member of the Audit Committee shall receive from the Company any compensation other than his or her fees for serving as a trustee and a member of the Audit Committee or any other committee of the Board.

X.	CONSISTENCY WITH DECLARATION OF TRUST

To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Amended and Restated Declaration of Trust, the Bylaws of the Company or any applicable law or regulation, the Amended and Restated Declaration of Trust or the Bylaws or the law or regulation, as appropriate, shall fully control.

XI.	CERTIFICATION

This Audit Committee Charter was duly approved and adopted by the Board of the Company on the 11th day of February, 2004.

/s/ Mark A. Murphy

Mark A. Murphy, Secretary

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MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000000 0000000000 0 0000

000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext

Holder Account Number

C 1234567890 J N T

Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Trustees

This proxy is solicited by the Company’s Board of Trustees. If no specification is made, this proxy will be voted FOR the election of each of the nominees.

For Withhold

Nominee:

01 Randall L. Churchey

02 Jack P. DeBoer

03 Joel F. Zemens

2. In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before this meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

B Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please sign your name exactly as it appears on share certificate. Only one of several joint owners need sign. Fiduciaries should give full title.

Signature 1—Please keep signature within the box

Signature 2—Please keep signature within the box

Date (mm/dd/yyyy)

1 U P X H H H P P P P 003193

001CD40001

00BCSB

Proxy—Innkeepers USA Trust

306 Royal Poinciana Way, Palm Beach, Florida 33480 Annual Meeting of Shareholders—May 5, 2004

The undersigned hereby appoints Jeffrey H. Fisher and Mark A. Murphy, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Shares of the undersigned in Innkeepers USA Trust at the Annual Meeting of Shareholders to be held at the Colony Hotel, 155 Hammon Avenue, Palm Beach, FL 33480, at 9:00 a.m., local time, on Wednesday, May 5, 2004 and at any adjournments thereof, as specified below:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

00BCTA